                                                                   EXHIBIT 10.27
                                 SWAP AGREEMENT

              THIS SWAP AGREEMENT (together with Schedules A, B, C, D and E the "Agreement") made and entered by and between NOMECO Oil & Gas Co., a Michigan corporation ("NOGC") and Louis Dreyfus Exchanges Ltd., a Delaware corporation ("LDEL");


                                    RECITAL

              LDEL and NOGC have entered into a transaction pursuant to which payments will be made based on fixed and floating prices of natural gas.


                                   AGREEMENTS

              LDEL and NOGC agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

              For the purposes of this Agreement, the terms set forth below shall have the meanings indicated:

              1.1 "BUSINESS DAY" shall mean a day on which commercial banks in New York are open for business.

              1.2    "COMMODITY" shall mean natural gas.

              1.3 "DEFAULTING PARTY" shall mean a Party with respect to which an Event of Default has occurred.

              1.4 "DETERMINATION DAY" shall mean each Business Day during the period that commences on the Effective Date and ends on the date on which all of the obligations of LDEL and NOGC under this Agreement have been performed.

              1.5 "DOLLARS" (and the symbol "$") shall mean dollars in the lawful currency of the United States of America.

              1.6 "EARLY TERMINATION DATE" shall mean a date that is designated as such by a Party pursuant to Article V.

              1.7 "EARLY TERMINATION EVENT" shall mean any event which permits the establishment of an Early Termination Date.

              1.8    "EFFECTIVE DATE" shall mean May 8, 1992.

              1.9 "EVENT OF DEFAULT" shall mean each of the events set forth in Section 5.1(c).

              1.10 "EXPOSURE AMOUNT" shall be the amount computed pursuant to Schedule C.

              1.11 "EXPOSED PARTY" shall be the Party which is described as the Exposed Party in Schedule C.

              1.12 "FIXED AMOUNT" shall mean with respect to a Settlement Period the product, in Dollars, of the Quantity Per Settlement Period and the Fixed Price for that Settlement Period.

              1.13 "FIXED PRICE" shall mean for the Settlement Period ending on:

                    December  31, 2001      --     $2.82
                    December  31, 2002      --     $3.04
                    December  31, 2003      --     $3.28
                    December  31, 2004      --     $3.55
                    December  31, 2005      --     $3.83
                    December  31, 2006      --     $4.14

              1.14 "FLOATING AMOUNT" shall mean with respect to a Settlement Period the product, in Dollars, of the Quantity Per Settlement Period and the Floating Price for that Settlement Period.

              1.15 "FLOATING PRICE" shall mean for a Settlement Period the amount computed to two decimal places using the Floating Price Determinant.

              1.16 "FLOATING PRICE DETERMINANT" shall mean the formulas, set of calculations, or indices designated in Schedule B to be used to calculate the Floating Price.

              1.17 "GUARANTY" shall mean the guaranty substantially in the form of Schedule E duly executed and delivered by LDNG to NOGC.

              1.18 "INDEMNIFIABLE TAX" shall mean a Tax that is imposed in respect of a payment made under this Agreement as a result of a present or former connection (and that would not be imposed but for that connection) between the jurisdiction of the government or taxing authority imposing that Tax and the person to whom that payment is made or a person related to that person including without limitation, a connection arising from that person's or that related person's being or having been (a) a citizen or resident of, (b) organized, present or engaged in a trade or business, or (c) having or having had a permanent establishment or fixed place of business in that jurisdiction; but excluding a connection arising solely from that recipient's having executed, delivered, enforced, or performed obligations or received a payment under this Agreement.

              1.19 "LETTER OF CREDIT" shall mean irrevocable letter of credit in the form of Schedule D appropriately completed and with such changes in that form as the issuing bank may require.

              1.20 "LOCAL BANKING DAY" shall mean a day on which commercial banks are open for business in the locality to which a notice or communication under this Agreement is addressed in accordance with this Agreement.

              1.21 "LDNG" shall mean Louis Dreyfus Natural Gas Corp., a Delaware corporation.

              1.22 "NOT EXPOSURE AMOUNT" shall mean the excess of the Exposure Amount over $2 million.

              1.23   "NON-DEFAULTING PARTY" shall have the meaning set forth in
Section 5.1(a).

              1.24 "NON-EXPOSED PARTY" shall be the Party which is not the Exposed Party.

              1.25 "OBLIGATED PARTY" shall mean for a Payment Date (i) LDEL if the Floating Price exceeds the Fixed Price and (ii) NOGC if the Fixed Price exceeds the Floating Price.

              1.26 "PARTY" shall mean either LDEL or NOGC; and "PARTIES" shall mean LDEL and NOGC.

              1.27   "PAYMENT DATE" shall mean for the Period End Date of:

                   December 31,  2001 -  January 3,  2002
                   December 31,  2002 -  January 3,  2003
                   December 31,  2003 -  January 2,  2004
                   December 31,  2004 -  January 3,  2005
                   December 31,  2005 -  January 3,  2006
                   December 31,  2006 -  January 3,  2007


except that if the Floating Amount is not determinable on the Calendar Day immediately preceding the Payment Date, then the Payment Date shall be the Business Day immediately following the day on which LDEL notifies NOGC of the Floating Amount in accordance with Section 2.1.

              1.28 "PERIOD END DATE" shall mean the December 31 in each of the years 2001 through 2006, both inclusive.

              1.29 "PROCEEDINGS" shall mean any suit, action or proceedings between the Parties relating to this Agreement.

              1.30   "QUANTITY PER SETTLEMENT PERIOD" shall mean 3,650,000
MMBtu's.

              1.31 "RECEIVING PARTY" shall mean (i) NOGC if LDEL is the Obligated Party and (ii) LDEL if NOGC is the Obligated Party.

              1.32 "SETTLEMENT PERIOD" shall mean each period that ends on a Period End Date, the first of which commences on January 1, 2001 and continues through the first Period End Date, and the remainder of each of which commences on the calendar day immediately following each Period End Date and continues to, and includes, the next following Period End Date.

              1.33 "TAX" shall mean any existing or future tax, levy, impost, duty charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment made under this Agreement other than a stamp, registration, documentation or similar tax.

              1.34   "TERMINATION DATE" shall mean February 23, 2007.

              1.35 "TERMINATION NOTICE" shall mean the notice designating an Early Termination Date that is sent pursuant to Section 5.1(a).

                                  ARTICLE II.

                                    PAYMENTS

              2.1 No later than 10:00 a.m., Connecticut time, on the Calendar Day immediately preceding each Payment Date LDEL shall determine and notify NOGC of the Floating Amount for the Settlement Period then ended, the calculation of the Floating Amount and the difference between the Floating Amount and the Fixed Amount; except that if the Floating Amount is not determinable in accordance with the Floating Price Determinant on the Calendar Day immediately preceding a Payment Date, then LDEL shall determine and notify NOGC of the Floating Amount on the first Calendar Day on which the Floating Amount is determinable. If (a) the Floating Amount is greater than the Fixed Amount, then LDEL shall pay to NOGC a sum equal to the difference between the two amounts and, (b) the Fixed Amount is greater than the Floating Amount, then NOGC shall pay to LDEL a sum equal to the difference between the two amounts and (c) there is no difference between the Fixed Amount and the Floating Amount, then, no payment shall be made.

              2.2 All payments under Section 2.1 shall be made on a same day basis in immediately available funds, by wire transfer on the applicable Payment Date to the account designated on Schedule A no later than 10:00 A.M. in the place where such account is located on the Payment Date, except that neither Party shall be obligated to make the payment on the Payment Date if an Event of Default or an event which with the giving of notice or lapse of time or both could become an Event of Default with respect to the Party otherwise entitled to receive the payment has occurred and is continuing (but shall pay or be entitled to a credit on account of that payment on an Early Termination Date as is provided in Section 5.3(b)) Notwithstanding the failure of LDEL to give the notice as set forth in Section 2.1, payment shall be deemed to be due by either Party at 12 Noon New York City time on the Payment Date. Payments that are not made when due by either Party shall bear interest at the rate set forth in Section 2.7. Any Failure by LDEL to give the notice pursuant to
Section 2.1 shall not be deemed to be an Event of Default. If LDEL fails to give the notice required in Section 2.1 then, unless LDEL has given that notice, NOGC may make the determinations that LDEL was obligated to make and give the notice to LDEL, which determination and notice will have the same effect as the notice that was to have been given by LDEL.

              2.3 No payment that is made or accepted by either Party pursuant to Section 2.2 and based on LDEL's notice (pursuant to Section 2.1) or NOGC's notice (pursuant to Section 2.2) shall constitute acceptance by either Party of the correctness of the calculations set forth in the notice. Either Party may request a recalculation or adjustment if it believes the calculations were made incorrectly, and any adjustments in payments by either Party due to incorrect calculations will be made promptly by the Parties; except that no such adjustment in payment will be made after two years from rendition of the notice on account of which the payments were made. The provisions of this
Section 2.3 will survive any termination of this Agreement for a period of two years from the date of such termination.

              2.4 All payments shall be made without any deduction or withholding for, or on account of any Tax unless that deduction or withholding is required by any law (as modified by the practice or regulation of any relevant governmental revenue authority) in effect at the time at which the payment is made. If an Obligated Party is required to deduct or withhold on account of any Tax, then the obligated Party will (a) pay to the relevant authority the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by the obligated Party to the Receiving Party under this Section 2.4) promptly upon the later of the last date on which that amount is required to be paid to the relevant authority and the date on which the Obligated Party receives notice that the amount (i) is payable to the relevant authority or (ii) has been assessed against the Receiving

Party; (b) promptly forward to the Receiving Party an official receipt (or a certified copy) or other documentation reasonably acceptable to the Receiving Party evidencing the payment to the relevant authority; and (c) if the Tax is an Indemnifiable Tax, pay to the Receiving Party, in addition to the payment to which the Receiving Party otherwise is entitled, such additional amount as is necessary to ensure that the net amount actually received by the Receiving Party (free and clear of Indemnifiable Taxes whether assessed against either Party) will equal the full amount that the Receiving Party would have received if no such deduction or withholding had been required.

              2.5 The Receiving Party will deliver to the Obligated Party promptly upon request at any time (unless such delivery is reasonably likely to prejudice the Receiving Party's Tax position) any Tax certificates or documents reasonably requested to enable the Obligated Party to make payments without deduction or withholding for or on account of Taxes or to make such deduction or withholding at a reduced rate. If the Receiving Party subsequently receives a Tax credit resulting from a payment which includes an additional amount under Section 2.4, then promptly upon its receipt of that Tax credit, it will pay to the Obligated Party such amount as the Receiving Party reasonably determines will leave it (after such payment) in the same position as it would have been if no additional amount had been required to be paid.

              2.6 If the Obligated Party would not be required to deduct or withhold for or on account of Taxes but for the failure by the Receiving Party to deliver any certificate or document referred to in Section 2.5, then the Obligated Party shall not be required to pay to the Receiving Party any additional amount referred to above. If, in such circumstances, a liability is assessed directly against the Obligated Party for not so deducting or withholding, then, except to the extent the Receiving Party has satisfied or then satisfies the liability resulting from such Tax, promptly upon demand therefor by the Obligated Party the Receiving Party will promptly pay to the Obligated Party the amount of the liability so assessed against it, including any related liability for penalties.

              2.7 If either Party fails to pay the full amount payable by it when due, then interest on the unpaid portion shall accrue (both before and after judgment) at a rate equal to 1 1/2 percent per annum above the base rate from time to time of Citibank N.A. from the date on which the payment was due until the date of payment. If either Party fails to make timely payment of any amount due under this Agreement, then the other Party, in addition to any other remedy it may have, shall have the right to suspend its performance hereunder until such amount, including interest, has been paid.

              2.8 All obligations arising out of this Agreement shall be paid and settled in cash. LDEL and NOGC shall have no obligation to deliver or receive any Commodity in its physical form.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

              3.1 Each Party represents and warrants to the other that on the date of this Agreement:

                     (a) It is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization or incorporation;

                     (b) It has the corporate power to execute and deliver and perform its obligations under this Agreement;

                     (c) Such execution, delivery and performance does not and will not violate or conflict with its charter or by-laws (or comparable constitutive documents), any law applicable to it or any order or judgment of any court or other agency of government applicable to it or any agreement to which it is a party or by which it or any of its property is bound;

                     (d) This Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to equitable principles of general application);

                     (e) It is entering into this Agreement in connection with business or the financing of its business;

                     (f) The material terms of this Agreement have been individually tailored and negotiated;

                     (g) It has obtained all governmental, regulatory or other consents, authorizations or clearances that are required to be obtained by it in respect of its entry into and its performance of this Agreement, and all of those consents are in full force and effect and any conditions have been complied with;

                     (h) No Early Termination Event with respect to it has occurred and is continuing and no such event would occur by its entry into or its performance of its obligations under this Agreement; and

                     (i) Information provided to the other Party in writing relating to itself in connection with this Agreement is, as of the date of the information, true, accurate and complete in every material respect.

              3.2 LDEL represents and warrants to NOGC that LDEL is a wholly-owned subsidiary of LDNG.


                                  ARTICLE IV.

                                  UNDERTAKINGS

              4.1 Concurrently with its execution and delivery of this Agreement, (a) each Party shall furnish the other Party with evidence reasonably satisfactory to the other Party as to the names, the signatures and authority of its officers or officials signing this Agreement and the Guaranty, and (b) LDEL will deliver to NOGC the Guaranty.

              4.2 So long as it has or may have any obligation under this Agreement, each Party will (a) pay any stamp, registration, documentation or similar tax that is levied or imposed upon it in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located, and (b) indemnify the other Party against any such tax that is levied or imposed upon the other Party or in respect of the other Party's execution or performance of this Agreement by any jurisdiction in which the indemnifying Party is and the indemnified Party is not incorporated, organized, managed and controlled.

                                   ARTICLE V.

                               EARLY TERMINATION

              5.1    (a)    If any of the events set forth below in Section
5.1(c) or (d) occurs (an "Event of Default"), and is continuing with respect to either Party, then that Party shall be deemed the Defaulting Party and the other Party (the "Non-Defaulting Party") may, subject to Section 5.1 (b), by notice which, if applicable, specifies the relevant event to the Defaulting Party, designate a Business Day as an Early Termination Date which shall be no earlier than the date such notice is received or deemed to have been received by the Defaulting Party and no later than 30 days after giving that Termination Notice, on which all obligations under this Agreement with respect to amounts payable pursuant to Section 2.1 on all Payment Dates falling after the Early Termination Date shall be terminated, whereupon such obligations shall terminate (without regard to subsequent events, and without affecting the Party's other obligations under this Agreement).

                     (b) If the Event of Default is one that is described in Sections 5.1(c)(i), (ii), (iii), (iv), (v), or (xi), then the Non-Defaulting Party may designate the Early Termination Date by sending a Termination Notice to the Defaulting Party. If the Event of Default is one that is described in Sections 5.1(c)(vi) [other than Section 5.1(c)(vi)(z)), (vii), (viii), or (x), then an Early Termination Date shall be deemed to occur upon the occurrence of that Early Termination Event without the giving of a Termination Notice and if the Event of Default is one that is described in Section 5.1(c)(vi)(z) or 5.1(c)(ix), then an Early Termination Date shall be deemed to have occurred immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition.

                      (c)   Each of the following shall be an Event of Default:

                            (i)    The Party fails to make a payment required
under this Agreement and does not remedy the failure to pay within a period of three Business Days after receipt of notice of that failure from the other Party;

                            (ii)   Any representation or warranty made by a
Party in this Agreement or in any document required to be delivered by it hereunder proves to have been false or misleading in any material respect when made or whenever deemed to be repeated and remains so false or misleading at the time at which the Termination Notice is given;

                            (iii)  The Party fails to perform, observe or
comply with any covenant, condition or provision (other than one dealt with in the preceding subsections) contained in this Agreement and fails to cure the failure ten Business Days after receipt of notice of that failure from the other Party;

                            (iv)   The Party fails in the (x) payment when due
(whether at maturity, by acceleration or otherwise) of an aggregate amount that exceeds $2 million with respect to obligations in respect of money borrowed from or guaranteed to any person or persons and fails to remedy the non-payment or failure within any applicable grace period; or (y) performance of, or occurrence of any other event of default, however defined, under any agreement in which those obligations are created, evidenced or secured, if that failure or event of default is not remedied within any applicable grace period and the effect of that failure or event of default is to cause an amount that exceeds $2 million of those obligations to become, or to permit the holder or holders of those obligations (or a trustee or agent on behalf of such holder or holders) to declare such an amount of those obligations, due and payable before they would otherwise have become due;

                            (v)    The Party becomes insolvent or fails or is
unable to pay its debts as they become due or admits in writing its inability generally to pay its debts as they become due or is adjudicated a bankrupt or insolvent;

                            (vi)   The Party (w) applies for or consents to the
appointment of, or the taking of possession by, a receiver, receiver manager, custodian, trustee, liquidator, administrator or other similar official for itself or for all or a substantial part of its property, (x) makes an assignment or any general arrangement for the benefit of its creditors, (y) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause under any bankruptcy, insolvency or similar law for the protection from creditors or have such petition or proceeding commenced against it; or (z) in the absence of such application, consent, assignment, filing, failure or acquiescence, a trustee, custodian or receiver is appointed for the Party or for a substantial part of its property and is not discharged within 30 days;

                            (vii)  The Party winds up its affairs;

                            (viii)    The Party takes any corporate action to
authorize any of the actions towards winding-up its affairs or liquidating;

                            (ix)   Any bankruptcy, reorganization, debt
arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted against the Party, or any material event comparable to any of the foregoing shall occur under the laws of any competent jurisdiction, and the proceeding is consented to or acquiesced in by the Party and remains for 30 days undismissed, or an order for relief against the Party is entered under applicable bankruptcy law or other law for the relief of debtors;

                            (x)    Any event occurs with respect to the Party
which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in Sections 5(c)(v) to (ix) both inclusive; or

                            (xi)  The Party consolidates or amalgamates with or
merges into, or transfers all or substantially all of its assets to another entity and either (i) the resulting survivor or transferee entity fails to assume (by operation of law or otherwise) all of the obligations of that Party under this Agreement, or (ii) the creditworthiness of the resulting, surviving or transferee entity is materially less than was the creditworthiness of the Party immediately before the consolidation, amalgamation, merger or transfer.

                     (d) The occurrence of any event described -in (i) Sections 5.1(c)(i), (ii) or (iii) by or in respect of the Guarantor under the Guaranty (except that for the purpose of applying those three sections to the Guarantor the words "this Agreement" as used in those three sections shall read "the Guaranty") or (ii) Sections 5.1(c)(iv) through (xi), both inclusive, by or in respect of the Guarantor in each case shall constitute an Event of Default by LDEL.

              5.2 If an event occurs such as (a) the adoption of, or any change in a law or regulation or in the interpretation or application thereof which makes it unlawful for a Party to perform any of its material obligations under this Agreement, or (b) it is reasonably foreseeable that a Party will be required on the next succeeding date on which a payment is due under this Agreement to pay to the other Party an additional amount in respect of an Indemnifiable Tax under Section 2.4 (except on account of interest on any past due payment), or (c) if the prices at which the Commodity may be bought and sold are fixed by federal, state or local government so that the Floating Price Determinant does not reflect the normal free market response to supply and demand which would exist if prices were not so fixed, or (d) there is an increase of more than 30 cents in the Daily Determination Price of the Commodity as is described in paragraph (c) of Schedule B, then either Party, by appropriate notice may designate an Early Termination Date.

              5.3 (a) Upon the designation of an Early Termination Date pursuant to Section 5.1, the terminating Party shall (i) promptly calculate an amount that is equal to the then present value of the total of all actual damages suffered and costs and expenses reasonably incurred and reasonably expected to be incurred by the terminating Party as a result of the occurrence of the Early Termination Date including, without limitation, any loss, cost or expense that would be incurred to preserve for the terminating Party the economic equivalent of the payment obligations of the Parties under this Agreement in respect of each Payment Date that is scheduled to occur after the Early Termination Date, which may be the costs and expenses to replace this Agreement with one or more swap agreements or arrangements which will provide the terminating Party with equivalent payment obligations in respect of each Payment Date, and (ii) send a statement of its calculation to the other Party.

                     (b) On the Early Termination Date pursuant to Section 5.1, (i) the Defaulting Party shall owe to the Non-Defaulting Party the sum of the amount payable under Section 5.3(a), and the aggregate amount, if any, owed by the Defaulting Party pursuant to Article II up to the Early Termination Date if such amounts remain unpaid as of the Early Termination Date for any reason, including under the provisions of Section 2.2, and (ii) the Non-Defaulting Party shall owe the Defaulting Party the aggregate amount, if any, owed by the Non-Defaulting Party to the Defaulting Party pursuant to Article II up to the Early Termination Date if such amounts remain unpaid as of the Early Termination Date. The Party owing the greater amount under clauses (i) and
(ii) of the immediately preceding sentence shall pay to the other Party the excess of the greater amount over the lesser amount on demand.

                     (c) Upon the designation of an Early Termination Date pursuant to Section 5.2, each Party shall (i) promptly calculate an amount that is equal to the then present value of the total of all actual damages suffered or actual gains or benefits received and costs and expenses reasonably incurred or avoided or reasonably expected to be incurred or avoided by that Party as a result of the occurrence of the Early Termination Date including, without limitation, any gain, loss, cost or expense that would be incurred to preserve for such Party the economic equivalent of the payment obligations of the Parties hereunder in respect of each Settlement Date scheduled to occur after the Early Termination Date, which may be the costs and expenses to replace this Agreement with one or more swap agreements or arrangements which will provide such Party with equivalent payment obligations in respect of each Settlement Date, and (ii) send a statement of its calculation to the other Party.

                     (d) (i) The Party having the larger gain or smaller lose pursuant to Section 5.3(c) shall pay to the other Party an amount equal to one-half of the difference between that gain or loss and (ii) each Party shall pay the aggregate amount owed to the other Party under Article II up to the Early Termination Date.

              5.4 All amounts payable pursuant to Section 5.3 shall be calculated as of the Early Termination Date and be payable upon demand after the amounts payable are determined, together with interest on the amounts from the Early Termination Date to the date of payment at the rate specified in
Section 2.7.

              5.5 If either Party disagrees with the calculation of any amounts payable under this Article V, then two independent experts agreeable to both Parties shall mutually determine the matter and those experts' determination shall be binding save for fraud or manifest error. If the Parties fail to agree promptly upon the independent experts or if the independent experts agreed upon fail to mutually determine the matter promptly, then each Party shall promptly nominate one independent expert (if they have not been nominated previously) and the two experts so nominated shall promptly in turn nominate a third independent expert and the determination of the third independent expert shall be binding upon the Parties save for fraud or manifest error. All of the independent experts shall be at the time at which they act under this Section
5.5 persons who are actually engaged in business as swap dealers in the Commodity. Each Party shall be entitled to (a) submit to the independent experts written briefs setting forth their views on the matter submitted for the determination; if copies of those briefs are forwarded to the other Party, and (b) make to the independent experts oral arguments, but only in the presence of the other Party.


                                  ARTICLE VI.

                            FINANCIAL RESPONSIBILITY

              6.1 On each Determination Day LDEL shall determine an Exposure Amount and shall send a notice of its determination to NOGC.

              6.2 (a) If on any Determination Day a Net Exposure Amount exists for an Exposed Party, then, within seven Business Days after that Determination Date the Non-Exposed Party shall establish and thereafter maintain so long as there is a Net Exposure Amount for that Exposed Party a Letter of Credit from a major U.S. commercial bank acceptable to the Exposed Party (which shall not unreasonably withhold its acceptance) for the benefit of the Exposed Party that is equal to the Net Exposure Amount rounded to the next highest integral multiple of $500,000.

                     (b) If on any Determination Day the aggregate amount of existing Letters of Credit that have been established by the Non-Exposed Party exceeds the Net Exposure Amount rounded to the next highest integral multiple of $500,000, then the Exposed Party shall do whatever the Non-Exposed Party reasonably requests as being necessary to authorize the appropriate reduction in the aggregate amount of the Letters Of Credit.

                     (c) If on any Determination Day the aggregate amount of existing Letters of Credit is less than the Net Exposure Amount rounded to the next highest integral multiple of $500,000, then the Non-Exposed Party shall do whatever is necessary to cause an appropriate increase in the aggregate amount of the Letters of Credit or the issuance of additional Letters of Credit so that the aggregate amount of all Letters of Credit in favor of the Exposed Party equals the Net Exposure Amount rounded to the next highest integral multiple of $500,000.

              6.3 Notwithstanding the foregoing, neither Party shall be required to provide a Letter of Credit in excess Of $10 million.

              6.4    Within 120 days after the end of each of its fiscal years,
(a) NOGC will provide to LDEL a copy of NOGC's audited financial statements (including, without limitation, its balance sheet and income statement) for that fiscal year, and (b) LDEL will deliver or cause to be delivered to NOGC a copy of LDNG's audited financial statements (including, without limitation, its balance sheet and income statement) for that fiscal year. In the event that at any time (a) NOGC has shareholders, equity below $125 million, positive working capital (current assets minus current liabilities, excluding deferred taxes and current maturities on long-term debt) below $1 million or total liabilities exceeding twice the amount of its shareholders, equity, or (b) LDNG has shareholders, equity below $20 million, positive working capital below $1 million or (c) the sum of LDNG's earnings before income taxes for any fiscal year of LDNG, plus depreciation, amortization and other items that were deducted in determining those earnings before taxes, but were not paid in cash, is less than one sixth of the amount at the end of that fiscal year of LDNG's total indebtedness for money borrowed which is not subordinated in right of payment to LDNG's obligations under the Guaranty or (d) any event that is described in Sections 5.1(c)(v)(vi)(vii)(viii) or (ix) of this Agreement which if that event occurred with respect to a Party would constitute an Event of Default, occurs with respect to any entity ("Controlling Entity") that directly or indirectly controls the right to vote the majority of the shares of that Party or owns the majority of the equity interest in that Party or to LDNG (whether or not LDNG controls the right to vote the majority of the shares of LDEL or owns the majority of the equity interest in LDEL at the time at which that event occurs), then in any of those four events, and without affecting any other rights or remedies a Party may have under this Agreement because of the occurrence of any such event, the Letter of Credit to be provided by NOGC (if the events are those described in clause (a) or clause (d) of this sentence; but, as to clause (d), only to the extent the events relate to NGOC's Controlling Entity) or by LDEL (if the events are those described in clause (b), (c) or (d) of this sentence; but, as to clause (d), only to the extent the events relate to LDNG or to any other Controlling Entity of LDEL) under Section 6.2 shall equal the Exposure Amount and not the Net Exposure Amount, without giving effect to Section 6.3.

              6.5 All of the financial statements referred to in Section 6.4 shall be prepared in accordance with generally accepted accounting principles in the United States as in effect at the time at which the financial statements are prepared. Each of the Parties will deliver or cause to be delivered to the other party upon the other Party's request, unaudited interim financial statements of the types described in Section 6.4 if and to the extent that those interim financial statements are prepared in the normal course of business of NOGC or LDNG, as the case may be.


                                  ARTICLE VII.

                                   ASSIGNMENT

              7.1 Either Party may assign all or part of its rights to receive payments under this Agreement, subject to the agreement by the Parties to procedures which will ensure compliance by the assignor with the terms and obligations of this Agreement, otherwise no assignment of this Agreement or any of the rights or obligations under this Agreement will be made unless or until the Party seeking the assignment obtains the written consent thereto of the non-assigning Party. No transfer or succession to the interest of either Party under this Agreement, wholly or partially, will affect or bind the non-assigning Party until it has been furnished with written notice and a true copy of such assignment or with other proper proof that the claimant is legally entitled to such interest.


                                 ARTICLE VIII.

                                     WAIVER


              8.1 No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed to be a waiver of any other default or defaults whether of a like kind or different nature.

                                  ARTICLE IX.

                                 APPLICABLE LAW


              9.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

              9.2 Each Party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.


                                   ARTICLE X.

                                    NOTICES

              10.1 Any notice or communication in respect of this Agreement will be sufficiently given to a Party if in writing and delivered in person, sent by recorded delivery or registered mail (airmail if overseas) or the equivalent or by overnight courier or given by telex or by facsimile (in each case with answerback received) at the address or telex number or facsimile number specified in Schedule A. A notice or communication will be effective:

                     (a) if delivered by hand or sent by overnight courier, on the day on which it is delivered;

                     (b) if transmitted by telex or facsimile, at the time of transmission; or

                     (c) if sent by recorded delivery or registered mail (airmail, if overseas) or the equivalent, two Local Banking Days after despatch if the recipient's address for service is in the same country as the place of despatch and otherwise seven Local Banking Days after despatch;

except that, in the case of delivery by hand or by courier or by transmission or by telex or facsimile that is made after 4:00 PM on a Local Banking Day in the locality to which the delivery is made, or that is made on a day which is not a Local Banking Day in that locality, service shall be deemed to occur at 9:00 AM on the next Local Banking Day in that locality.

              10.2 In proving the making of service under Section 10.1 it shall be sufficient to prove that delivery by hand or by courier was made, or that the envelope containing such notice or communication was correctly addressed and posted, or that the telex was transmitted with the correct answerback, or that a facsimile transmission report (or other appropriate evidence) was obtained that the facsimile had been fully and legibly transmitted to and received by the addressee and no notification was received from the addressee that the transmission was incomplete or illegible by 4:00 PM on the Local Banking Day in the locality to which the transmission was addressed immediately following the day of transmission.

              10.3 Either Party may, by notice to the other, change the address, telex number or facsimile number at which notices or communications are to be given to it as provided in Schedule A.

                                  ARTICLE XI.

                                 MISCELLANEOUS

              11.1 The kinds of the remedies and their extent provided for in this Agreement are the sole and exclusive kinds and extent of the remedies that are available to and that may be asserted by either Party under or on account of the breach of this Agreement (whether statutory or otherwise), and each of the Parties waives any right to seek any other remedy' Each of the Parties acknowledges that those remedies will provide appropriate and the only relief to it for a breach by the other Party of its obligations under this Agreement, notwithstanding that those remedies may not provide any or complete compensation for such breach. In no event shall either Party be liable to the other for, and each of the Parties waives the right to seek, incidental, consequential or punitive damages, except that either Party shall be entitled to reimbursement from the other Party for the attorneys, fees and expenses that it incurs in successfully enforcing this Agreement against the other.

              11.2 This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. No amendment, waiver, modification or supplement of any provision of this Agreement and no consent to any departure from such a provision shall be effective unless in writing and signed by both Parties and designated as an amendment or, in the case of a waiver or consent, by the Party granting it.

              11.3 This Agreement is not intended, and shall not be construed, to confer any benefits on, or result in any responsibility to, any third party except an approved successor or assignee of a Party pursuant to an assignment valid under Article VII.

              11.4 This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior communications between the Parties relating thereto.

              11.5 All payments of any kind under this Agreement shall be in Dollars.

              11.6 The existence of this Agreement, its contents, and the existence of and contents of all other instruments and documents relating hereto and any information made available by one Party to the other Party with respect to this transaction are confidential and will not be discussed with or disclosed to any third party, nor shall any public announcement or press release be made by either Party, except with the express prior written consent of the other Party or as may be required by contract or law, except for such information (a) as may become generally available to the public, (b) as may be required or appropriate in response to any summons, subpoena or in connection with any litigation or to comply with any applicable law, order, regulation or ruling, (c) as may be obtained from a non-confidential source, (d) as may be required to be furnished to that Party's (i) affiliated companies, (ii) auditors, (iii) third party lawyer's, (iv) financial institutions, or (v) prospective business parties with which the Party has a written agreement to keep the information that is disclosed in confidence.

              IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals as of May 8, 1992.

                          Louis Dreyfus Exchanges Ltd.


                          By:      /s/  Michael Cornish
                                 -------------------------------------------

                          Name:
                                  Michael Cornish
                                -------------------------------------------

                          Title:   Vice President
                                 -------------------------------------------



                          NOMECO Oil & Gas Co.


                          By:      /s/  Paul E. Geiger
                                 -------------------------------------------

                          Name:
                                  Paul E. Geiger
                                -------------------------------------------

                          Title:   Vice President, Secretary & Treasurer
                                 -------------------------------------------

                                   SCHEDULE A
                                       TO
                                 SWAP AGREEMENT


                            NOTICE AND COMMUNICATION



       Notice to LDEL:                                          Notice to NOGC:

       c/o Louis Dreyfus Exchanges Ltd.                         NOMECO Oil & Gas CO.
       10 Westport Road                                         One Jackson Square
       P.O. Box 810                                             Jackson, MI 49204
       Wilton, CT 06897-0810                                    Attn: Richard Rulewicz
       Attn: Peter Fritzinger                                   Telex: 62205218
       Telex: 981937                                            Fax:   (517) 787-0139
       Fax: (203) 761-2321



       Payments to LDEL:                                        Payments to NOGC:

       Wire Transfer to Morgan                                  Wire Transfer to NBD Bank, N.A.
       Guaranty Trust Company                                   for account of NOMECO
       for the account of Louis Dreyfus                         Oil & Gas Co.
       Exchanges Ltd.                                           A/C # 09430
       A/C Louis Dreyfus Corporation                            ABA 1072-000326
       Account #017-57-892



       Billing and Accounting Matters                           Billing and Accounting Matters
       To LDEL:                                                 to NOGC:

       c/o Louis Dreyfus Exchanges Ltd.                         c/o NOMECO Oil & Gas Co.
       10 Westport Road                                         One Jackson Square
       P.O. Box 810                                             Jackson, MI 49204
       Wilton, CT 06897-0810                                    Attn:    Richard Rulewicz
       Attn: Steve Waugh                                        Telex: 62205218
       Telex: 981937                                            Fax:  (517) 787-0139
       Fax: (203) 761-2321


                                   SCHEDULE B

                           FLOATING PRICE DETERMINANT


              The Floating Price Determinant for a Settlement Period shall be an amount (rounded to the second decimal place) computed for the Settlement Period that is equal to the Daily Average Price.

              (a) The "Daily Average Price" shall be the sum of the Daily Determination Price for each calendar day during the Settlement Period (each, a "Calendar Day") divided by the number of Calendar Days in the Settlement Period.

              (b)    The "Daily Determination Price" shall be:

                     (i) For each Calendar Day when natural gas futures contracts (the "Gas Contracts") are being regularly traded on the New York Mercantile Exchange ("NYMEX"), the Daily Determination Price for each Calendar Day on which the Gas Contracts (x) were traded shall be the closing price of the one of the Gas Contracts the last trading date of which occurs
                            (m) on that Calendar Day or (n) if no Gas Contracts have a last trading day on that Calendar Day, then the closing price on that Calendar Day of the Gas Contract having a last trading day most nearly following that Calendar Day (the "Prompt Contract") and (y) were not traded because of a temporary, short-term suspension of trading not exceeding five consecutive Calendar Days (Such as on a Saturday, Sunday or holiday on which NYMEX did not conduct trading) the closing price of the Prompt Contract on the most recent Calendar Day on which the Gas Contracts were traded (in either case, the "NYMEX Price").

                     (ii) For each Calendar Day for which the provisions of paragraph (b) (i) are not applicable to establish the Daily Determination Price, the Daily Determination Price Shall be the arithmetic average of the Index prices of spot gas delivered to pipelines for the following pipelines and markets, as each is reported in Inside F.E.R.C.'s Gas Market Report for the first day of the calendar month in which that Calendar Day fell: (q) ANR Pipeline Co., Louisiana; (r) Columbia Gulf Transmission Co., Louisiana; (s) Florida Gas Transmission Co., Louisiana; (t) Natural Gas Pipeline Co. of America, Louisiana; (u) Tennessee Gas Pipeline Co., Louisiana; (v) Trunkline Gas Co., Field Zone; (w) United Gas Pipe Line Co., Louisiana; (x) Texas Eastern Transmission Corp., Louisiana; (y) Texas Gas Transmission Corp., Zone SL; and (z) The Transcontinental Gas Pipe Line Corporation, the average price for Zones 2 and 3 (pooling points). If at any time the provisions of this paragraph b(ii) would be applicable but for the fact that Inside F.E.R.C. has not reported such an Index price for all the pipelines referred to above, but has reported such an Index price for at least [five] of such pipelines, then the Daily Determination Price shall be calculated as provided herein but using only such of those Index prices for such of those pipelines as were reported.

                     (iii) For each Calendar Day for which the provisions of paragraph (b) (i) or (b) (ii) are not applicable to determine a Daily Determination Price, but for which Natural Gas Week (the "Report") reports "spot" prices for "Gulf Coast, Onshore" in the "Delivered to Pipeline" column in the Louisiana section under the heading "Gas Price Report ($/MMBtu)", the Daily Determination Price shall be the Report Price, for the first day of the calendar month in which that Calendar Day fell, regardless of the date of the issue of the Report in which the report price is published.

                     (iv) If the Daily Determination Price for any Calendar Day cannot be determined in the manner contemplated above by the tenth Business Day after a Period End Date, then the price for that Calendar Day to be used in calculating the Floating Price shall be the amount mutually determined by NOGC and LDEL to reflect most closely the average spot price for that Calendar Day for natural gas delivered to an interstate pipeline in the Louisiana market.

                     (v) If, NOGC and LDEL are unable to agree upon the Daily Determination Price pursuant to paragraph
                            (b)(iv) on or before the Payment Date, but in no event later than ten days after a Period End Date, then either Party may submit the matter to arbitration by written notification to the other Party of its desire to submit the matter to arbitration and in that notification shall name its arbitrator. The Party receiving a notification for arbitration shall notify the other Party of the name of its arbitrator within ten calendar days thereafter. The two arbitrators so named shall choose a third arbitrator. If the Party receiving the notification for arbitration fails to name an arbitrator within ten calendar days, then the arbitration shall be heard and determined by the single arbitrator which has been named. If two arbitrators are named but fail to name a third arbitrator, then the Chief Judge, United States District Court, Southern District of New York shall name the third arbitrator. The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. All arbitrators shall be individuals who are qualified by education, knowledge and experience to determine the issue being arbitrated. The decision of the arbitrators (a) shall be within the positions of the parties, (b) shall clearly state the Daily Determination Price, (c) if the arbitration was required because the sources of prices set forth in paragraph (b) are unavailable due to termination of trading of Gas Contract or termination of publication of prices, shall provide the parties with a method for calculating the Daily Determination Price for the remaining term of the Agreement, (d) shall be written and (e) shall be rendered within 15 days after all evidence has been submitted and arguments concluded. After the date of a notification of a Party's desire to submit a matter to arbitration until the matter is finally resolved by arbitration or by agreement of the parties, no payments attributable to the Settlement Period in question shall be due. Upon resolution of the matter, payment shall made within five business days and shall include interest accruing from the Payment Date until the date on which payment is made at a rate that is equal to the lesser of the then effective prime rate of interest for large U.S. Money Center Commercial Banks, published under "Money Rates" by The Wall Street Journal, and the maximum applicable non-usurious rate.

              (c) If any tax or similar charge that is imposed on the Commodity by any governmental body or agency after the date of the Agreement results in any increase in the Daily Determination Price that, but for that tax or charge would not have occurred at that time, then, for so long as that tax or charge and increase remain in effect, the Floating Price for each Settlement Period after the date on which that increase first occurs shall be the Floating Price calculated using the Daily Determination Price for each Calendar Day of the Settlement Period less an amount which shall be the lesser, determined for each such Calendar Day, of:

                            (i) one half of the amount of the increase in effect on such Calendar Day, and

                            (ii)   15 cents per MMBtu.

                     If that increase exceeds 30 cents per MMBtu at any time during the term of this Agreement, then that increase shall constitute an event on account of which either Party shall have the option to exercise its rights under Section
                     5.2 of the Agreement. If NOGC and LDEL are unable to agree if such an increase in the Daily Determination Price has occurred or upon the amount, duration or other aspects of such increase relevant to the calculation of the Floating Price, on or before the Payment Date then either Party may submit the matter to arbitration in the same manner and under the same procedures as are described in paragraph (b)(v).

                                   SCHEDULE C

                          EXPOSURE AMOUNT COMPUTATION

       On any Determination Day:

              (a) The Exposure Amount shall be equal to the positive number (in which case LDEL will be the Exposed Party) or the negative number (in which case NOGC will be the Exposed Party) that is calculated by adding each of the Settlement Period Exposure Amounts for that Determination Day.

              (b) The Settlement Period Exposure Amount for each Settlement Period shall be the positive or negative amount that is equal to the present value on the Determination Date of the Settlement Period Price Amount Difference for that Settlement Period from the Period End Date of that Settlement Period which is computed using a discount rate that is equal to the effective interest rate return that a purchaser would receive if it purchased on that Determination Date U.S. government securities that mature, as nearly as are available, on the Period End Date of that Settlement Period.

              (c) The Settlement Period Price Amount Difference for each Settlement Period shall be the product of multiplying (i) the Settlement Period Measurement Unit Price Difference for that Settlement Period by (ii) the Quantity per Settlement Period for that Settlement Period.

              (d) The Settlement Period Price Measurement Unit Difference for a Settlement Period shall be the difference of subtracting (i) the Escalated Collateral Base Price for that Settlement Period from (ii) the Fixed Price for that Settlement Period.

              (e) The Escalated Collateral Base Price for a Settlement Period shall be the Collateral Base Price on that Determination Day increased by compounding that Collateral Base Price from that Determination Day at the annual rate of eight percent on (i) each January 1 after that Determination Day to and including the first day of that Settlement Period and (ii) on the Period End Date of that Settlement Period.

              (f) The Collateral Base Price shall mean, (i) if there are futures contracts for natural gas ("Gas Contracts") regularly traded on the New York Mercantile Exchange ("NYMEX") on that Determination Day, the quotient of dividing (x) the sum of adding each of the closing prices on that Determination Day (or if there was no trading on the Determination Day because the NYMEX did not conduct trading on that Determination Day, the most recent day before the Determination Day on which there was trading conducted on NYMEX) of the 12 Gas Contracts for which the last trading day occurs most nearly after the month in which the Determination Day falls (except if a Gas Contract has a last trading day on that Determination date, that Gas Contract shall be the first of those 12 Gas Contracts) by (y) 12; or (ii) if there is no Gas Contract being traded on NYMEX on that Determination Day, then the prices that would be used to determine the Daily Determination Price under Schedule B if the prices of Gas Contracts are not available for determination of the Daily Determination Price shall be used to determine the Collateral Base Price in lieu of the prices of the Gas Contracts.

                                   SCHEDULE D

                            LETTER OF CREDIT FORMAT

To:
       --------------------------------------------------

       --------------------------------------------------

       --------------------------------------------------


       We hereby authorize you to draw at sign on ourselves for the account of for any sum or sums not exceeding in the aggregate _________________________.


       Drafts must be accompanied by a statement signed by an officer of _____________________________________ stating that:

              1. An Early Termination has [designate whichever of the following applies]:

                     (a) Been declared by [the Party drawing upon the Letter of Credit] by a Notice given in accordance with Section 5.1(a) of the Swap Agreement between Louis Dreyfus Exchanges Ltd. and NOMECO Oil & Gas Co. dated as of May 8, 1992; or

                     (b) Been deemed to have occurred pursuant to Section 5.l(b) of the Swap Agreement between Louis Dreyfus Exchanges Ltd. and NOMECO Oil & Gas Co. dated as of May 8, 1992.

              2. [The Party drawing under the Letter of Credit] has notified _________________________________pursuant to Section 5.3(a) or 5.3(c) of the
Agreement that _______________________________ is obligated to [the Party drawing upon the Letter of Credit] in the amount of $______________________; and

              3. _____________________________________ has failed to make the payment to [the Party drawing upon the Letter of Credit] in the amount of $__________________________________ as is required by Article 5 of the
Agreement.

       Partial drawings are permitted.

       This letter of credit will expire on the 180th day after the date of its issuance, but will automatically extend without amendment for an additional 180-day period from that 180th day, or any future expiration date, if you as beneficiary, and the applicant have not received due notice by certified mail, registered mail, telegram, fax, telex, or hand delivery of our intention not to renew this letter of credit at least 30 days before that 180th day and each subsequent expiration date.

                                   SCHEDULE E

                                    GUARANTY


1. In order to induce NOMECO Oil & Gas Co., ("NOGC") to enter in the Swap Agreement (the "Agreement") dated as of May 8, 1992, between NOGC and Louis Dreyfus Exchanges Ltd. ("LDEL"), Louis Dreyfus Natural Gas Corp. (the "Guarantor") guarantees and promises (a) to pay to NOGC, on demand, all amounts which LDEL becomes obligated to pay to NOGC under the Agreement and including, without limitation, obligations and liabilities of LDEL made, incurred or created under the Agreement for principal, interest, expenses, damages or otherwise, whether voluntary or involuntary and whether the obligations become unenforceable due to the bankruptcy or insolvency of LDEL (the "Obligations") as and when any of the Obligations become due; and (b) that all payments made to or received by NOGC on account of the obligations will, when made, be final, and if any such payment is recovered from or is repaid by NOGC in whole or in part in any bankruptcy, insolvency or similar proceeding that is instituted by or against LDEL or under any other circumstance, then this Guaranty shall continue to apply to those Obligations to the same extent as though the payment so recovered or repaid never had been made or received on account of those Obligations.

2. This is a continuing and irrevocable guaranty relating to the obligations, irrespective of (a) any lack of validity or enforceability of any of the Obligations resulting from the bankruptcy or insolvency of LDEL, (b) any present or future law or order of any government or of any agency that purports to reduce, amend or otherwise affect any of the Obligations or their terms of payment of, (c) any release of, or granting of time or any other indulgence to LDEL and (d) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a guarantor under a guaranty given by it.

3. The obligations of the Guarantor under this Guaranty are independent of the Obligations and at NOGC's election a separate action or actions may be brought and prosecuted against the Guarantor alone or joined in an action brought against LDEL. The Guarantor will indemnify NOGC on demand if any amount due under Section 1 is not recoverable on the basis of a guaranty for any reason whatsoever.

4. The Guarantor authorizes NOGC, without notice to, without consent from or demand of the Guarantor, and without affecting the liability of the Guarantor under this Guaranty, from time to time to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the obligations or any part thereof, including any increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of the obligations, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as NOGC in its discretion determines. This is a guaranty of payment. NOGC may with notice to the Guarantor assign this Guaranty to a party to which it has assigned its interest in the Agreement in accordance with the terms of the Agreement.

5. The Guarantor waives (a) any right to require NOGC to (i) proceed against LDEL, (ii) proceed against or exhaust any security, or (iii) pursue any other remedy that is available to NOGC; and (b) all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of acceleration of or intent to accelerate the maturity of any indebtedness, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional obligations and all other notices expressly set forth in this Guaranty.

6. Until all of the Obligations have been paid in full, the Guarantor shall have no right of subrogation and waives any right to enforce any remedy which NOGC now has or may hereafter have against LDEL under the Agreement, and waives any benefit of, and any right to participate in, any security now or hereafter held by. NOGC. NOGC may foreclose, either by judicial foreclosure or by exercise of power of sale, any mortgage, deed of trust or other similar documents or other collateral securing the obligations and, even though the foreclosure may destroy or diminish the Guarantor's rights against LDEL, the Guarantor shall be liable to NOGC for any part of the obligations that remains unpaid after the foreclosure.

7. Every lien and right of setoff given to NOGC by law may be exercised by NOGC without demand upon or notice to the Guarantor. No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of NOGC, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until that right of setoff or lien is specifically waived or released by an instrument in writing duly signed by an authorized officer of NOGC.

8. The Guarantor represents and warrants to NOGC that (a) all authorizations, approvals, notices, filings and other actions required by the internal documents governing the Guarantor and the regulatory authorities having jurisdiction over the Guarantor in connection with the due authorization, execution and delivery of this Guaranty have been duly obtained or made and are in full force and effect; (b) this Guaranty has been duly executed and delivered by the Guarantor; and (c) it owns all of the issued and outstanding capital stock of LDEL.

9. The Guarantor will pay reasonable attorneys, fees and other costs and expenses which are incurred by NOGC in the enforcement of this Guaranty.

10. All of the Guarantor's agreements in this Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of NOGC and its successor and assigns under assignments that have been made in accordance with the Agreement.

11. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF CONNECTICUT WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

12. None of the terms or provisions of the Guaranty may be waived, altered, modified or amended except by a writing duly signed by an authorized officer of NOGC and by an authorized officer of the Guarantor. If any term of this Guaranty is held to be invalid, illegal or unenforceable in any jurisdiction, the validity of all other terms shall in no way be affected thereby in that jurisdiction, and the unenforceability in that jurisdiction shall in no way affect the validity or enforceability of that or any other term hereof in any other jurisdiction.

13. The Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses which LDEL has, or may be entitled to, arising from or out of the Agreement.

              IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be signed on its behalf by its duly authorized representatives as of the 8th day of May, 1992.

                                  Louis Dreyfus Natural Gas Corp.


                                  By:
                                         --------------------------------------

                                  Name:
                                        ---------------------------------------

                                  Title:
                                         --------------------------------------

                                   SCHEDULE E
                                    GUARANTY


1. In order to induce NOMECO Oil & Gas Co., ("NOGC") to enter in the Swap Agreement (the "Agreement") dated as of May 8, 1992, between NOGC and Lou is Dreyfus Exchanges Ltd. ("LDEL"), Louis Dreyfus Natural Gas Corp. (the "Guarantor") guarantees and promises (a) to pay to NOGC, on demand, all amounts which LDEL becomes obligated to pay to NOGC under the Agreement and including, without limitation, obligations and liabilities of LDEL made, incurred or created under the Agreement for principal, interest, expenses, damages or otherwise, whether voluntary or involuntary and whether the obligations become unenforceable due to the bankruptcy or insolvency of LDEL (the "Obligations") as and when any of the Obligations become due; and (b) that all payments made to or received by NOGC on account of the obligations will, when made, be final, and if any such payment is recovered from or is repaid by NOGC in whole or in part in any bankruptcy, insolvency or similar proceeding that is instituted by or against LDEL or under any other circumstance, then this Guaranty shall continue to apply to those Obligations to the same extent as though the payment so recovered or repaid never had been made or received on account of those Obligations.

2. This is a continuing and irrevocable guaranty relating to the Obligations, irrespective of (a) any lack of validity or enforceability of any of the obligations resulting from the bankruptcy or insolvency of LDEL, (b) any present or future law or order of any government or of any agency that purports to reduce, amend or otherwise affect any of the Obligations or their terms of payment of, (c) any release of, or granting of time or any other indulgence to LDEL and (d) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a guarantor under a guaranty given by it.

3. The obligations of the Guarantor under this Guaranty are independent of the obligations and at NOGC's election a separate action or actions may be brought and prosecuted against the Guarantor alone or joined in an action brought against LDEL. The Guarantor will indemnify NOGC on demand if any amount due under Section 1 is not recoverable on the basis of a guaranty for any reason whatsoever.

4. The Guarantor authorizes NOGC, without notice to, without consent from or demand of the Guarantor, and without affecting the liability of the Guarantor under this Guaranty, from time to time to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the obligations or any part thereof, including any increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of the Obligations, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as NOGC in its discretion determines. This is a guaranty of payment. NOGC may with notice to the Guarantor assign this Guaranty to a party to which it has assigned its interest in the Agreement in accordance with the terms of the Agreement.

5. The Guarantor waives (a) any right to require NOGC to (i) proceed against LDEL, (ii) proceed against or exhaust any security, or (iii) pursue any other remedy that is available to NOGC; and (b) all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notices of acceleration of or intent to accelerate the maturity of any indebtedness, notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional obligations and all other notices expressly set forth in this Guaranty.

6. Until all of the Obligations have been paid in full, the Guarantor shall have no right of subrogation and waives any right to enforce any remedy which NOGC now has or may hereafter have against LDEL under the Agreement, and waives any benefit of, and any right to participate in, any security now or hereafter held by NOGC. NOGC may foreclose, either by judicial foreclosure or by exercise of power of sale, any mortgage, deed of trust or other similar documents or other collateral securing the Obligations and, even though the foreclosure may destroy or diminish the Guarantor's rights against LDEL, the Guarantor shall be liable to NOGC for any part of the obligations that remains unpaid after the foreclosure.

7. Every lien and right of setoff given to NOGC by law may be exercised by 3NOGC without demand upon or notice to the Guarantor. No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of NOGC, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until that right of setoff or lien is specifically waived or released by an instrument in writing duly signed by an authorized officer of NOGC.

8. The Guarantor represents and warrants to NOGC that (a) all authorizations, approvals, notices, filings and other actions required by the internal documents governing the Guarantor and the regulatory authorities having jurisdiction over the Guarantor in connection with the due authorization, execution and delivery of this Guaranty have been duly obtained or made and are in full force and effect; (b) this Guaranty has been duly executed and delivered by the Guarantor; and (c) it owns all of the issued and outstanding capital stock of LDEL.

9. The Guarantor will pay reasonable attorneys' fees and other costs and expenses which are incurred by NOGC in the enforcement of this Guaranty.

10. All of the Guarantor's agreements in this Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of NOGC and its successors and assigns under assignments that have been made in accordance with the Agreement.

11. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF CONNECTICUT WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

12. None of the terms or provisions of the Guaranty may be waived, altered, modified or amended except by a writing duly signed by an authorized officer of NOGC and by an authorized officer of the Guarantor. If any term of this Guaranty is held to be invalid, illegal or unenforceable in any jurisdiction, the validity of all other terms shall in no way be affected thereby in that jurisdiction, and the unenforceability in that jurisdiction shall in no way affect the validity or enforceability of that or any other term hereof in any other jurisdiction.

13. The Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses which LDEL has, or may be entitled to, arising from or out of the Agreement.

              IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be signed on its behalf by its duly authorized representatives as of the 8th day of May, 1992.


                                   Louis Dreyfus Natural Gas Corp.


                                   By:      /s/  Richard Gray
                                          ------------------------------------

                                   Name:
                                            Richard Gray
                                         -------------------------------------

                                   Title:    Vice President
                                          ------------------------------------